Exhibit (b)(3)

THIS SECOND AMENDING AGREEMENT is dated as of the 29th day of June, 2022 AMONG:

VISTON UNITED SWISS AG, Haggenstreet 9, 91014 St. Gallen, Switzerland

(the “Borrower’’)

- and -

Mr. ROCH, ZBIGNIEW, Schloss 0-74229 Oedhiem, Germany

(the “Guarantor’’)

- and -

UNIEXPRESS INVESTMENT HOLDING PLC, Third Floor, 207 Regent Street,

London, United Kingdom, W1B 3HH

(the “Lender’’)

WHEREAS, pursuant to a Long-Term Debt Financing Agreement (Contract No.: DFA.2021.ZA0001.2109-AA11) dated September 22, 2021, as amended by the 1st Amending Agreement dated June 16, 2022 (collectively, the “Loan Agreement”} between the Bormwer, the Guarantor and the lender, the Lender established credit facilities in favour of the Borrower on the terms and conditions set forth therein;

AND WHEREAS, the lender and the Borrower wish to amend the Loan Agreement to remove the obligation of the Guarantor to personally guarantee the obligations of the Borrower under the Loan Agreement, and in replacement thereof the Guarantor and the Lender have put in place a surety insurance bond (the” Insurance Bond”) in form and substance acceptable to the Lender, and in substantially the form set out in Appendix I appended hereto;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms. Unless otherwise defined in this Second Amending Agreement to the Loan Agreement (this “Amendment”), all capitalized terms used herein, including in the recitals and appendices hereto, shall have the meaning given to such terms in the Loan Agreement.

2.	Amendment to the Loan Agreement. Upon satisfaction of the conditions to effectiveness in Section 3 of this Amendment, the Loan Agreement is hereby amended as follows:

2.1

The obligations of the Guarantor in guaranteeing the obligations of the Borrower to the Lender under the Loan Agreement is hereby vacated in its entirety, and in lieu thereof the lender does accept from the Borrower the Insurance Bond.

3.

Effective Date. This Amendment shall become effective on the date (such date being the “Amendment Effective Date”) on which the Lender shall have received and be satisfied that the Insurance Bond has become fully effective and binding, the Lender shall have received an executed copy of the Insurance Certificate in the form appended as Appendix II hereto, and the Lender shall have received confirmation of the initial premium payment having been made.

4.

References. On and after the date of this Amendment, reference to the Loan Agreement shall be to the Loan Agreement as supplemented and amended hereby, and except as the Loan Agreement is further supplemented or amended, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5.

No Waiver, etc. Except as expressly stated herein, the execution and delivery of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement or any other agreements or instruments delivered in connection therewith or pursuant thereto nor constitute a waiver of any provision of the Loan Agreement or any other agreements or instruments delivered in connection therewith or pursuant thereto.

6.

Counterparts. This Amendment may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.	No Novation. This Amendment and the transactions contemplated herein shall not constitute a novation of the credit facilities under the Loan Agreement.

- signatures follow on next page -

IN WITNESS WHEREOF, this Amendment consists of 3 (three) pages and 2 (two) Annexes, done and signed as by the Parties on the 29th day of June 2022.

Borrower	Guarantor	Lender

Date/Stamp /Signature	Date/Stamp/Signature	Date/Stamp/Signature

VISTON UNITED SWISS AG		UNIEXPRESS INVESTMENT HOLDING PLC

/s/ Zbigniew Roch	/s/ Zbigniew Roch	/s/ Gurkan Vural
Zbigniew Roch,	Zbigniew Roch	Name: Gurkan Vural
Director		Title: Manager

ANNEX

Insurance Certificate

Important Documents

Insurance Policy

Bond Insurance

KT-V 73585205.9-88114-3834

Policyholder VISTON UNITED SWISS AG

Insured is;

the insolvency of the policyholder for the expiry of the insurance and the associated non-fulfillment of the underlying legal transaction between the policyholder and his contractual partner.

Scope of insurance coverage

Sum insured 450,000,000.00 EUR

The policyholder was separately advised of the following circumstances:

A payment of any sums for the settlement of claims takes place only after expiry of the insurance.

Special instructions

In the event of a claim, the sum insured will be transferred exclusively to the bank account specified below.

Credit institution UNIEXPRESS INVESTMENT HOLDING PLC

Address 37th Floor Canary Wharf, Canada Square, London, England, E14 5AA

Account holder VISTON UNITED SWISS AG

SWIFT	BUKBGB22XXX
IBAN	GB74 BUKB 20626963110893

ERGO Versicherung AG Issued on 23.06.2022 00000-88114-3832	-1-

Insurance Policy

Page 2 of the insurance certificate KT -V 73585205.9-88114-3834

Premium

Monthly premium	2.400.000,00	EUR
Insurance tax (currently 19%)	456.000,00	EUR

	2.856.000,00	EUR

Due date of the follow-up premiums:

On the 01.11., 01.12., 01.01., 01.02., 01.03., 01.04., 01.05., 01.06.,

01.07., 01.08., 01.09., 01.10.

Start of insurance 23.06.2022, 12 o’clock

End of insurance 23.06.2032, 12 o’clock

If there is a pre-insurance for the insured risk, our insurance cover begins already at 0:00 am, if the pre-insurance ends at this time.

Note on the expiry of the insurance

The insurance ends after the end of the contract period. The possibility of contract renewal is excluded.

ERGO Versicherung AG Issued on 23.06.2022	-2-

Insurance Policy

Page 3 of the insurance certificate KT -V 73585205.9-88114-3834

Contract basis

The mutual rights and obligations are governed by the insurance policy and by - General conditions for the bond insurance (assumption of warranties, guarantees and other declarations of liability)you have already been handed over. Against this, the provisional coverage expires.

Information regarding Right of cancellation

You can cancel your contract within 14 days without giving reasons in writing (eg letter, fax, e-mail). The period begins after you have received the insurance policy, the contractual provisions including the General Conditions of Insurance, the other information pursuant to § 7 paragraph 1 and 2 of the Insurance Contract Act in conjunction with §§ 1 to 4 of the Insurance Contract Act-Information Regulation Ordinance and this instruction in text form. To maintain the cancellation period, the timely dispatch of the cancellation is sufficient. The cancellation must be sent to: ERGO Versicherung AG, Victoriaplatz 1, 40477 Düsseldorf.

Consequences of Cancellation

In the event of an effective cancellation, the insurance coverage ends and we will reimburse you the portion of the premium accruing after receipt of the cancellation, if you have agreed that the insurance cover begins before the end of the cancellation period. In this case, we may withhold the part of the premium that is attributable to the time until receipt of the cancellation. Depending on the agreed method of payment, this amounts to 1/360 of the annual contribution for annual payment or 1/180 of the half-yearly contribution for semi-annual payment, 1/90 of the quarterly contribution for quarterly payment or 1/30 of monthly contribution for monthly payment, payment multiplied by the number of days on which insurance cover has been granted. Premium refunds will be refunded immediately, no later than 30 days after receipt of the cancellation.

Special instructions

Your right of cancellation expires if the contract at your express request both by you and by us is completely fulfilled before you have exercised your right of cancellation.

- Information regarding end of revocation -

ERGO Versicherung AG

Issued on 23.06.2022	-3-

Insurance Policy

Page 4 of the insurance certificate KT -V 73585205.9-88114-3834

Consequences of non-payment of the first premium

If the one-off or first premium is not paid when the insured event occurs, there shall be no insurance cover present. This does not apply if you are not responsible for the non-payment.

ERGO Versicherung AG	Directorate:

Victoriaplatz 1,40477Düsseldorf

ERGO Versicherung AG
Issued on 23.06.2022	-4-

Attachment to the insurance certificate

Bond Insurance

KT-V 73585205.9-88114-3834

Important instructions

General information

1. The insurance cover begins with the date stated in the insurance policy if you have received the insurance certificate and have paid the first premium without delay. If a provisional coverage letter has been issued, insurance cover exists even before the first premium is paid, but this is retroactively invalidated if the application is accepted unchanged, but the initial premium is not paid within 4 weeks of delivery of the insurance certificate, the supplement or contribution statement. The issuing of a direct debit authorization shall normally be considered as payment of the initial contribution, provided that the direct debit is redeemed.

2. At any time, you can ask for a copy of the declarations you have made in relation to the contract for reimbursement of expenses.

3. If additional administrative work becomes necessary for reasons you have caused, we may separately invoice the average costs incurred in such cases as a flat-rate settlement amount. This applies to:

A

Replacement insurance policy,

Reminder in case of late payment (first or subsequent premium),

Direct debit from the direct debit procedure, contract amendments. we will provide you an overview of the current cost rates upon request.

4. The statutory insurance tax currently amounts currently to 19.00 % for bond insurance.

5. Declarations of intent and notifications must be submitted in writing and should be sent to the administration in 22297 Hamburg, indicating the number of the insurance certificate .

6. The insurance period is 1 year and one day. If you pay within the year, the following surcharges apply: 3% for 5% for Annual and 6% for Monthly Payment.

7. Note on installment:

If payment in installments has been agreed for the annual premium, the outstanding installments shall be considered as deferred until the agreed payment dates. The deferred installments of the current insurance year are due immediately if you fall behind in full or in part at one installment.

8. Customer information:

The conditions listed under the terms of contract apply. German law applies to the respective contract.

Legal form and registered office of the company:

ERGO Versicherung AG Victoriaplatz

1 40477 Düsseldorf

Insurance ombudsman:

Furthermore, our company is a member of the association Versicherungsombudsmann e. V. Consumers can use the free, extra-judicial dispute resolution procedure.

The address is:

Insurance Ombudsman e. V. PO Box

080632, 0006 Berlin Phone .: 01804/22

44 24 Fax: 01804/22 44 25 20 ct/call,

Max. 42 ct/min German mobile

network e-mail:

Complaint@insurance-bombudsmann.de

Competent supervisory authority:

Federal Financial Supervisory

Authority - Insurance Division -

Graurheindorfer Str. 108 53117 Bonn